ASSETMARK AMENDED AND RESTATED
ADDENDUM TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

This Amended and Restated Addendum (the “Addendum”) to the Fund Administration Servicing Agreement January 30, 2018, as amended (the “Agreement”) is entered into by and between GPS Funds I, GPS Funds II, Savos Investment Trust (together the “Companies”) and U.S. Bancorp Fund Services, LLC (“USBFS”).
WHEREAS, the Companies and USBFS entered into an Addendum to the Fund Administration Servicing Agreement, dated June 7, 2022 (the “Original Addendum”); and

WHEREAS, this Addendum hereby supersedes and replaces the Original Addendum in its entirety; and

WHEREAS, the Companies and USBFS desire to modify the Agreement to add reference to additional U.S. Securities and Exchange Commission (“SEC”) derivatives compliance services and consequential fees associated with complying with the requirements of the Investment Company Derivatives Risk Management Program rule adopted by the SEC on October 28, 2020 (the “Rule”), including providing access to a third-party web platform for various compliance and reporting functions; and

WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.The Companies shall pay the following additional fees associated with complying with the requirements of the Rule, including the access to the third-party web platform:

Offering	Price per Fund per Month
Limited Derivatives User	$[...]
Full Derivatives User (no OTC derivatives)	$[...]
Full Derivative User (with 1-5 OTC derivatives)	$[...]
Full Derivative User (with 5 or more OTC derivatives)	$[...]
Closed Fund Data Maintenance Fee	$[...]

The fees will commence on the date the Companies begin accessing the third-party web platform.; and

2.USBFS has entered into agreements with Confluence Technologies (“Confluence”) to provide data (the “Confluence Data”) and the Companies access to Confluence’s web platform (“Platform”) for use in or in connection with the compliance and reporting requirements under the Rule. In connection with the provision of the Confluence Data and access to the Platform, Confluence requires certain provisions to be included in the Agreement. Accordingly, the Companies agree that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Confluence Data and Platform, (b) not use the Confluence Data for any purpose independent of complying with the requirements of the Rule, (c) exculpate Confluence, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Companies’ receipt or use of the Confluence Data (including expressly disclaiming all warranties). The Companies further agree that Confluence shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (c).

3.The Companies acknowledge that they are responsible for determining the suitability and accuracy of the information obtained through its access to the Platform. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE PLATFORM.
4.This Addendum may be terminated by either party subject to the termination provisions of the Agreement.

5.In the event of termination of this Addendum, the Companies shall immediately end its access to the Platform and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any storage medium, unless such access continues to be permitted pursuant to a separate agreement.

6.The Companies assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for failure to properly access the Platform in the manner prescribed by USBFS, and for the Companies’ failure to supply accurate and complete information to USBFS.

7.The Companies must provide USBFS with such information as is requested by USBFS or Confluence to assist in developing the Confluence Data needed for Companies’ obligations under the Rule. The Companies must provide USBFS with such information as is necessary for USBFS to provide the Companies with access to the Platform.
8.The Agreement, except as modified by this Addendum, shall remain in full force and effect in accordance with its terms.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Administration Servicing Agreement as of the date last written below by the undersigned duly authorized representatives.

GPS FUNDS I		GPS FUNDS II
By:	/s./ Patrick Young	By:	/s./ Patrick Young
Name:	Patrick Young	Name:	Patrick Young
Title:	Treasurer	Title:	Treasurer
Date:	11/15/23	Date:	11/15/23

SAVOS INVESTMENTS TRUST		U.S. BANCORP FUND SERVICES, LLC
By:	/s./ Patrick Young	By:	/s/ Jason Hadler
Name:	Patrick Young	Name:	Jason Hadler
Title:	Treasurer	Title:	Senior Vice President
Date:	11/15/23	Date:	November 16, 2023